Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

Keystone Private Income Fund

AGREEMENT made effective the 1st day of March, 2026 (the “Effective Date”), by and between Keystone Private Income Fund, a Delaware statutory trust (the “Fund”), and Keystone National Group, LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.      APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

The Investment Manager will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Investment Manager will not, however, pay for Fund expenses (as described in the Confidential Private Placement Memorandum and Statement of Additional Information of the Fund, as the same may be amended, supplemented or restated from time to time), including without limitation, any fees and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, due diligence and other costs incurred in connection with the identification, review, underwriting of each investment.

2.       DUTIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager may hire (subject to the approval of the Fund’s Board of Trustees (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund’s registration statement as amended from time to time, and with applicable laws and regulations.

3.     FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers and other professional advisors and consultants that will execute the purchases and sales of portfolio securities and other investments for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Confidential Private Placement Memorandum and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

4.	COMPENSATION OF THE INVESTMENT MANAGER.

(a)      Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager compensation at an annual rate of 1.50%, payable monthly in arrears, based upon the Fund’s net assets as of month-end before management fees for the current month. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager invested Fund assets. Compensation will be paid to the Investment Manager before giving effect to any repurchase of beneficial interests in the Fund effective as of that date. The Investment Manager may, in its discretion and from time to time, waive all or a portion of its fee.

(b)      The Fund will also pay the Investment Manager an incentive fee calculated and payable monthly in arrears based upon the Fund’s net profits for the immediately preceding month (the “Incentive Fee”). The Incentive Fee will be equal to 15% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). For purposes of the Incentive Fee, the term “net profits” shall mean the amount by which the net asset value (“NAV”) of the Fund on the last day of the relevant period exceeds the NAV of the Fund as of the commencement of the same period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (which, for this purpose shall not include any distribution and/or shareholder servicing fees, litigation, any extraordinary expenses or Incentive Fee). The Fund shall maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar month of the Fund by the amount of the net losses of the Fund for the month, and (ii) decreased (but not below zero) upon the close of each calendar month by the amount of the net profits of the Fund for the month.

Payment of the Incentive Fee shall be subject to a hurdle rate, expressed as a rate of return on the Fund’s net assets equal to 0.58333333% per month (or an annualized hurdle rate of 7.00%), subject to a “catch-up” feature. The “catch-up” feature is intended to provide the Investment Manager with an incentive fee of 15% on all of the Fund’s net profits when the Fund’s net profits reach 0.68627451% of net assets in any calendar month (8.24% annualized). For purposes of the Incentive Fee, net assets shall be calculated for the relevant month as the NAV of the Fund as of the first business day of each month.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.       BOOKS AND RECORDS. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1, Rule 31a-2 and Rule 31a-4 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

6.     STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar and any other services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7.	LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a)      In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any partner, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b)      The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any member, manager, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c)      The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Investment Manager, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Investment Manager. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

8.      PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Investment Manager if approved by the Fund’s Board, subject to the rules and regulations of the Securities and Exchange Commission.

9.        AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

10.     LICENSE OF INVESTMENT MANAGER’S NAME. The parties agree that the name of the Investment Manager, the names of any affiliates of the Investment Manager and any derivative or logo or trademark or service mark or trade name are the valuable property of the Investment Manager and its affiliates. The Investment Manager hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the Investment Manager’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

11.     DURATION AND TERMINATION. This Agreement shall become effective on the Effective Date, and unless sooner terminated as provided herein, shall remain in effect for an initial two-year term, and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to the Investment Manager, or by the Investment Manager at any time without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.    NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Keystone National Group, LLC

60 East South Temple, Suite 2100

Salt Lake City, Utah 84111

If to the Fund:

Keystone Private Income Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

13.     SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.     GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

KEYSTONE PRIVATE INCOME FUND

/s/ Brad Allen
By: Brad Allen
Title: Treasurer

KEYSTONE NATIONAL GROUP, LLC

/s/ Brad Allen
By: Brad Allen
Title: Chief Financial Officer